Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS FIRST QUARTER 2024 RESULTS AND RECENT DEVELOPMENTS

Completed $240 Million in New Investments Year-to-Date

Repaid a $400 Million Debt Maturity in April

HUNT VALLEY, MARYLAND – May 2, 2024 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended March 31, 2024.

FIRST QUARTER 2024 AND RECENT HIGHLIGHTS

●	Net income for the quarter of $69 million, or $0.27 per common share, compared to $37 million, or $0.15 per common share, for Q1 2023.
●	Nareit Funds From Operations (“Nareit FFO”) for the quarter of $153 million, or $0.60 per common share, on 257 million weighted-average common shares outstanding, compared to $146 million, or $0.60 per common share, on 243 million weighted-average common shares outstanding, for Q1 2023.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) for the quarter of $176 million, or $0.68 per common share, compared to $160 million, or $0.66 per common share, for Q1 2023.
●	Funds Available for Distribution (“FAD”) for the quarter of $168 million, or $0.65 per common share, compared to FAD of $147 million, or $0.60 per common share, for Q1 2023.
●	Completed $75 million in Q1 new investments consisting of $41 million in real estate loans, $13 million in real estate acquisitions and $21 million in capital renovation and construction projects.
●	Issued 1 million common shares for gross proceeds of $33 million.
●	Repaid $42 million in HUD mortgage loans related to expected facility transitions.
●	Sold four facilities for $10 million in cash proceeds.
●	Repaid $400 million of senior unsecured notes on April 1, 2024.
●	Completed $165 million in new investments in Q2 2024 to date.

Nareit FFO, AFFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “Our first quarter financial performance exceeded our expectations on higher-than-expected interest income, as well as earlier-than-anticipated cash payments received related to a turnaround asset. At the same time, operating fundamentals continue to improve, with both occupancy and agency labor usage trending favorably, resulting in 1Q standalone EBITDAR coverage, excluding stimulus, of 1.42x. Additionally, the acquisition pipeline remains solid, and our balance sheet is well positioned to meet our accretive future capital allocation efforts.”

Mr. Pickett continued, “In April, we transitioned the remaining facilities from the Guardian portfolio to a new operator and have now completed this restructuring. In the first quarter, LaVie continued to pay in line with the prior period, while we work on completing this restructuring, and Maplewood cash payments were consistent with our expectations. As we have noted previously, as the year progresses and these restructurings are concluded, we would expect incremental cash payments from both these portfolios.”

Mr. Pickett concluded, “We were disappointed with the recently announced final ruling around minimum staffing. At a time when labor capacity is the biggest issue facing most facilities, we believe this rule will place an undue and unnecessary burden on the industry. Thankfully, with most of these requirements scheduled to start in a few years, the industry has time to address these onerous commitments.”

FIRST QUARTER 2024 RESULTS

Revenues – Revenues for the quarter ended March 31, 2024 totaled $243.3 million, an increase of $25.1 million over the same period in 2023. The increase primarily resulted from (i) the timing and impact of operator restructurings and transitions and (ii) revenue from new investments completed throughout 2023 and 2024. The increase was partially offset by a decrease in revenue from asset sales completed throughout 2023 and 2024.

Expenses – Expenses for the quarter ended March 31, 2024 totaled $174.1 million, a decrease of $25.8 million over the same period in 2023. The decrease primarily resulted from (i) a decrease in impairment on real estate properties, (ii) a decrease in depreciation and amortization expense and (iii) a decrease in interest expense, partially offset by (i) an increase in provision (recovery) for credit losses, (ii) an increase in acquisition, merger and transition related costs and (iii) an increase in stock-based compensation expense.

Other Income and Expense – Other income for the quarter ended March 31, 2024 totaled $2.6 million, a decrease of $13.7 million over the same period in 2023. The decrease primarily resulted from (i) an increase in (loss) gain on assets sold and (ii) an increase in loss on debt extinguishment, partially offset by an increase in other income – net.

Net Income – Net income for the quarter ended March 31, 2024 totaled $69.3 million, an increase of $32.5 million over the same period in 2023. The net increase primarily resulted from the aforementioned (i) $25.8 million decrease in total expenses, (ii) $25.1 million increase in total revenue, (iii) $13.7 million decrease in other income and expense, and also a $3.9 million increase in income tax (expense) benefit.

2024 FIRST QUARTER PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

LaVie – In the first quarter of 2024, the Company sold two facilities that were leased to LaVie Care Centers, LLC (“LaVie”) for $7.7 million and transitioned two facilities that were leased to LaVie to another operator. In the first quarter of 2024, LaVie paid $4.4 million in rent. In April 2024, LaVie paid Omega approximately $1.5 million in rent.

Maplewood – In the first quarter of 2024, Maplewood Senior Living (“Maplewood”) paid $11.3 million in rent. In April 2024, Maplewood paid $3.8 million in rent.

Guardian – Guardian Healthcare (“Guardian”) failed to make its first quarter contractual rent payments. The Company recorded $0.1 million in revenue with the application of the balance of Guardian’s security deposit. In April 2024, the Company transitioned the remaining six Guardian facilities to a new operator for minimum initial contractual rent of $5.5 million per annum with the potential to increase contractual rent up to $12.4 million dependent on revenue received by the operator.

New Investments:

The following table presents investment activity for the three months ended March 31, 2024:

	Three Months Ended
Investment Activity ($000’s)	March 31, 2024
	$ Amount	%
Real property	$13,269	17.7%
Construction-in-progress	14,788	19.7%
Capital expenditures	5,664	7.6%
Real estate loans receivable	41,241	55.0%
Total	$74,962	100.0%

$13 Million of Real Estate Acquisitions – In two separate first quarter transactions, the Company acquired two facilities for aggregate consideration of $13.3 million and leased them to an existing U.S. operator and U.K. operator. The facilities have a weighted average initial annual cash yield of 9.8%, with 2.5% annual escalators.

$41 Million in Real Estate Loans – In four separate first quarter transactions, the Company funded $41.2 million in mortgage and other real estate loans. The loans have a weighted-average interest rate of 9.6% with maturity dates ranging from January 31, 2027 through March 1, 2029.

$165 Million in Q2 2024 Investments – In the second quarter of 2024, the Company closed on $165.4 million in new investments, comprised of:

$72 Million in Loans – In May 2024, the Company funded $71.7 million in real estate loans to an existing U.K. operator, bearing a weighted average interest rate of 10.0%.

$63 Million Real Estate Acquisition – In May 2024, the Company acquired 32 facilities in the U.K. for aggregate consideration of $62.7 million and leased them to one new operator. The facilities have an initial annual cash yield of 10.0% with escalators of 2.5%.

$31 Million Real Estate Acquisition – In April 2024, the Company acquired a facility in Michigan for consideration of $31.0 million and leased it to an existing operator. The facility has an initial annual cash yield of 11.5% with annual escalators of 2.0%.

Asset Sales and Impairments:

$10 Million in Asset Sales – In the first quarter of 2024, the Company sold four facilities for $10.1 million in cash, recognizing a loss of $1.4 million.

Impairments and Assets Held for Sale – During the first quarter of 2024, the Company recorded a $5.3 million net impairment charge to reduce the net book value of three facilities to their estimated fair value.

As of March 31, 2024, the Company had 16 facilities classified as assets held for sale, totaling $81.5 million in net book value.

OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by the Company’s operators for the indicated periods. The Company has not independently verified this information, and it is providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended December 31, 2023	55.3%	28.0%	16.7%
Three-months ended September 30, 2023	55.5%	28.0%	16.5%
Three-months ended June 30, 2023	54.0%	30.0%	16.0%
Three-months ended March 31, 2023	53.0%	31.8%	15.2%
Three-months ended December 31, 2022	54.3%	31.4%	14.3%

(1)	Excludes all facilities considered non-core and does not include federal stimulus revenue. For non-core definition, see First Quarter 2024 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended December 31, 2023	79.6%	1.69x	1.33x
Twelve-months ended September 30, 2023	79.1%	1.63x	1.28x
Twelve-months ended June 30, 2023	78.6%	1.50x	1.15x
Twelve-months ended March 31, 2023	78.0%	1.44x	1.10x
Twelve-months ended December 31, 2022	77.0%	1.38x	1.04x

(1)	Excludes facilities considered non-core.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

FINANCING ACTIVITIES

ATM Program and Dividend Reinvestment and Common Stock Purchase Plan – The following is a summary of the common shares issued in the first quarter of 2024:

		Dividend
		Reinvestment and
	At-the-Market	Common Stock
	Program	Purchase Plan
	Q1 2024

Number of shares (000’s)	1,041	29
Average price per share	$31.02	$30.44
Gross proceeds ($000’s)	$32,295	$882

$42 Million in HUD Mortgage Payoffs – In the first quarter of 2024, the Company repaid 9 HUD mortgages totaling $41.6 million from invested cash balances.

BALANCE SHEET AND LIQUIDITY

As of March 31, 2024, the Company had $5.1 billion of outstanding indebtedness with a weighted-average annual interest rate of 4.4%. The Company’s indebtedness consisted of an aggregate principal amount of $4.6 billion of senior unsecured notes, $478.5 million of unsecured term loans, $19.8 million of secured debt and $20.2 million of borrowings outstanding under its unsecured revolving credit facility. As of March 31, 2024, total cash and cash equivalents were $361.8 million, and the Company had $1.4 billion of undrawn capacity under its unsecured revolving credit facility.

$400 Million Note Repayment – On April 1, 2024, the Company repaid its $400.0 million 4.950% senior notes that matured on April 1, 2024, from invested cash balances and borrowings under its unsecured revolving credit facility.

DIVIDENDS

On April 18, 2024, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid May 15, 2024, to common stockholders of record as of the close of business on April 30, 2024.

2024 GUIDANCE AFFIRMED

The Company affirmed that it expects its 2024 Adjusted FFO to be between $2.70 and $2.80 per diluted share.

The Company's guidance is based on several assumptions including those noted above, which are subject to change and many of which are outside the Company’s control. If actual results vary from these assumptions, the Company's expectations may change. Without limiting the generality of the foregoing, the timing of collection of rental obligations from operators on a cash basis, the timing and completion of acquisitions, divestitures, restructurings and capital and financing transactions may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results. The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

The Company does not provide a reconciliation for its Adjusted FFO guidance to GAAP net income because it is unable to determine meaningful or accurate estimates of reconciling items without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact future net income. This includes, but is not limited to, changes in the provision for credit losses, real estate impairments, acquisition, merger and transition related costs, straight-line write-offs, gain/loss on assets sold, etc. In particular, the Company is unable to predict with reasonable certainty the amount of the change in the provision for credit losses in future periods, which is often a significant reconciling adjustment.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its First Quarter 2024 Financial Supplemental posted under “Financial Info” in the Investors section of Omega’s website. The information contained on, or that may be accessed through, Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Friday, May 3, 2024, at 10 a.m. Eastern time to review the Company’s 2024 first quarter results and current developments. Analysts and investors within the U.S. interested in participating are invited to call (877) 407-9124. The international toll-free dial-in number is (201) 689-8584. Ask the operator to be connected to the “Omega Healthcare’s First Quarter 2024 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 1Q Earnings Call” hyper-link on the “Investors” page of Omega’s website. Webcast replays of the call will be available on Omega’s website for a minimum of two weeks following the call. Additionally, a copy of the earnings release will be available in the “Financial Info” section and “SEC Filings” section on the “Investors” page of Omega’s website.

* * * * * *

Omega is a REIT that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the U.S., as well as in the U.K.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the long-term impacts of the Novel coronavirus (“COVID-19”) pandemic on our business and the business of our operators, including the levels of staffing shortages, increased costs and decreased occupancy experienced by operators of skilled nursing facilities (“SNFs”) and assisted living facilities (“ALFs”) arising from the pandemic, the ability of our operators to comply with infection control and vaccine protocols and to manage facility infection rates or future infectious diseases, and the sufficiency of government support and reimbursement rates to offset such costs and the conditions related thereto; (iii) additional regulatory and other changes in the healthcare sector, including federal minimum staffing requirements for SNFs that may further exacerbate labor and occupancy challenges for Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets or to redeploy the proceeds therefrom on favorable terms, including due to the potential impact of changes in the SNF and ALF markets or local real estate conditions; (vi) the availability and cost of capital to Omega; (vii) changes in Omega’s credit ratings and the ratings of its debt securities; (viii) competition in the financing of healthcare facilities; (ix) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (x) changes in the financial position of Omega’s operators; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) changes in interest rates and the impact of inflation; (xiii) the timing, amount and yield of any additional investments; (xiv) changes in tax laws and regulations affecting REITs; (xv) Omega’s ability to maintain its status as a REIT; (xvi) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, other health crises or pandemics and governmental action, particularly in the healthcare industry, and (xvii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$6,866,358	$6,879,034
Land	865,028	867,486
Furniture and equipment	467,178	467,393
Construction in progress	162,269	138,410
Total real estate assets	8,360,833	8,352,323
Less accumulated depreciation	(2,526,536)	(2,464,227)
Real estate assets – net	5,834,297	5,888,096
Investments in direct financing leases – net	8,873	8,716
Real estate loans receivable – net	1,246,528	1,212,162
Investments in unconsolidated joint ventures	185,937	188,409
Assets held for sale	81,546	81,546
Total real estate investments	7,357,181	7,378,929
Non-real estate loans receivable – net	269,342	275,615
Total investments	7,626,523	7,654,544

Cash and cash equivalents	361,773	442,810
Restricted cash	1,253	1,920
Contractual receivables – net	10,973	11,888
Other receivables and lease inducements	223,281	214,657
Goodwill	643,778	643,897
Other assets	144,267	147,686
Total assets	$9,011,848	$9,117,402

LIABILITIES AND EQUITY
Revolving credit facility	$20,213	$20,397
Secured borrowings	20,145	61,963
Senior notes and other unsecured borrowings – net	4,987,794	4,984,956
Accrued expenses and other liabilities	283,103	287,795
Total liabilities	5,311,255	5,355,111

Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 246,377 shares as of March 31, 2024 and 245,282 shares as of December 31, 2023	24,637	24,528
Additional paid-in capital	6,705,333	6,671,198
Cumulative net earnings	3,747,942	3,680,581
Cumulative dividends paid	(6,995,876)	(6,831,061)
Accumulated other comprehensive income	31,852	29,338
Total stockholders’ equity	3,513,888	3,574,584
Noncontrolling interest	186,705	187,707
Total equity	3,700,593	3,762,291
Total liabilities and equity	$9,011,848	$9,117,402

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2024	2023
Revenues
Rental income	$203,204	$185,355
Real estate tax and ground lease income	3,717	3,976
Real estate loans interest income	28,739	23,397
Non-real estate loans interest income	7,097	5,023
Miscellaneous income	542	451
Total revenues	243,299	218,202

Expenses
Depreciation and amortization	74,557	81,192
General and administrative	11,794	11,414
Real estate tax and ground lease expense	4,309	4,365
Stock-based compensation expense	9,227	8,744
Acquisition, merger and transition related costs	2,603	639
Impairment on real estate properties	5,292	38,988
Provision (recovery) for credit losses	8,470	(4,057)
Interest expense	54,144	55,293
Interest – amortization of deferred financing costs	3,676	3,253
Total expenses	174,072	199,831

Other income (expense)
Other income – net	5,276	2,720
Loss on debt extinguishment	(1,283)	(6)
(Loss) gain on assets sold – net	(1,391)	13,637
Total other income	2,602	16,351

Income before income tax (expense) benefit and income from unconsolidated joint ventures	71,829	34,722
Income tax (expense) benefit	(2,581)	1,292
Income from unconsolidated joint ventures	98	831
Net income	69,346	36,845
Net income attributable to noncontrolling interest	(1,985)	(903)
Net income available to common stockholders	$67,361	$35,942

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.27	$0.15
Diluted:
Net income available to common stockholders	$0.27	$0.15
Dividends declared per common share	$0.67	$0.67

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2024	2023

Net income (1)	$69,346	$36,845
Add back loss (deduct gain) from real estate dispositions	1,391	(13,637)
Sub-total	70,737	23,208
Elimination of non-cash items included in net income:
Depreciation and amortization	74,557	81,192
Depreciation - unconsolidated joint ventures	2,536	2,684
Add back provision for impairments on real estate properties	5,292	38,988
Nareit funds from operations (“Nareit FFO”)	$153,122	$146,072

Weighted-average common shares outstanding, basic	246,071	234,954
Restricted stock and PRSUs	3,756	1,384
Omega OP Units	7,437	6,850
Weighted-average common shares outstanding, diluted	257,264	243,188

Nareit funds from operations available per share	$0.60	$0.60

Adjustments to calculate adjusted funds from operations
Nareit FFO	$153,122	$146,072
Add back:
Provision (recovery) for credit losses	9,640	(1,441)
Stock-based compensation expense	9,227	8,744
Acquisition, merger and transition related costs	2,603	639
Loss on debt extinguishment	1,283	6
Non-recognized cash interest	300	2,096
Non-recurring expense	232	—
Uncollectible accounts receivable (2)	—	12,500
Deduct:
Non-recurring revenue	(289)	(8,815)
Adjusted funds from operations (“AFFO”) (1)(3)	$176,118	$159,801

Adjustments to calculate funds available for distribution
Non-cash expense	$3,197	$2,224
Capitalized interest	(1,518)	(908)
Non-cash revenue	(9,880)	(14,095)
Funds available for distribution (“FAD”) (1)(3)	$167,917	$147,022

(1)	The three months ended March 31, 2024 and 2023 include the application of $0.5 million and $5.2 million, respectively, of security deposits (letters of credit and cash deposits) in revenue.
(2)	The three months ended March 31, 2023 includes a $12.5 million lease inducement write-off recorded as a reduction to rental income related to the Maplewood option termination fee. All other amounts represent straight-line accounts receivable write-offs also recorded as a reduction to rental income.
(3)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted, as shown above.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, write-off of straight-line accounts receivable, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), cash interest received but not included in revenue, non-recognized cash interest, severance, legal reserve expenses, etc.). FAD is calculated as Adjusted FFO less non-cash expense, such as the amortization of deferred financing costs and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or cash flow, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.